Woodward Reports Third Fiscal Quarter and Nine Months Results

ROCKFORD, IL -- 07/25/2006 -- Woodward Governor Company (NASDAQ: WGOV) today reported financial results for its third fiscal quarter and nine months ended June 30, 2006.

Net sales for the quarter were $217,053,000, up 3 percent from $210,252,000 for the third quarter last year. Earnings before income taxes for the quarter were $21,579,000, compared with $25,488,000 for the same quarter a year ago. This year's third quarter pretax results included the effects of expense accruals totaling $3,500,000 for certain pending legal matters. Last year's third quarter pretax results included a curtailment gain of $7,825,000 that resulted from changes to a retirement healthcare benefit plan.

Woodward adopted the new accounting standard for stock compensation this year. Had the same standard been applied last year, employee compensation expense would have increased by $608,000 in last year's third quarter.

Net earnings for the quarter were $28,918,000, or $0.82 per share, compared with $19,746,000, or $0.56 per share, in last year's third quarter (all per share amounts are diluted). This year's third quarter results benefited by $13,710,000 from changes in valuation allowances for deferred tax assets.

"Profitability improvement in our third quarter was significant, with combined segment earnings up over 30 percent from the same quarter last year," said President and Chief Executive Officer Thomas A. Gendron.

Industrial Controls' net sales for the third quarter were $137,930,000, a slight increase from the $136,592,000 for the third quarter a year ago. Segment earnings increased 73 percent to $16,406,000 from $9,469,000 for the same quarter a year ago.

"The Industrial Controls segment showed strong profitability for the quarter helped by the European restructuring efforts that were completed in March and a favorable mix in product sales. Sales growth, while flat overall, showed some improvement in large gas turbines from the sharply lower levels of the second quarter. Increases in turbine auxiliary and power distribution sales were also largely offset by continued lower demand in both gas-powered and diesel buses in China," commented Mr. Gendron.

Aircraft Engine Systems' net sales for the third quarter were $79,123,000, an increase of 7 percent from $73,660,000 for last year's third quarter. Segment earnings for the quarter increased 3 percent to $14,753,000 from $14,321,000 for the same quarter a year ago.

"Aircraft Engine Systems continued to make excellent progress in meeting development milestones for major engine control programs awarded over the past several years," said Mr. Gendron. "While increased development expenses continued in the quarter, we expect to be back within our targeted operating profit range in the fourth quarter and for the full year."

For the nine months ended June 30, 2006, consolidated net sales were $621,604,000, an increase of 2 percent from $610,196,000 for the corresponding period a year ago. Earnings before income taxes were $57,875,000 for the nine-month period, which included the expense accruals totaling $8,500,000 for pending legal matters. In the same period a year ago, earnings before income taxes were $64,818,000, which included a pretax gain of $3,834,000 from the first quarter sale of product rights and the third quarter curtailment gain of $7,825,000 described above. Net earnings for the nine-month period were $52,811,000, or $1.50 per share, compared with $44,720,000, or $1.28 per share last year. Income taxes benefited by $13,710,000 from changes in valuation allowances for deferred tax assets in this year's nine-month period.

Had we adopted the new accounting standard for stock compensation last year, employee compensation expense would have increased by $1,742,000 in last year's first nine months.

Mr. Gendron concluded, "We believe both of our operating segments will post higher sequential sales in the fourth quarter and our profitability will be in our previously communicated range. For the full year, we continue to anticipate company-wide sales growth of 3 to 6 percent and earnings of $1.67 to $1.75 per share before the effects of the pending legal matters and reduction of deferred tax valuation allowances mentioned earlier."

Woodward will hold an investor conference call at 7:30 a.m. CT on Wednesday, July 26, 2006, to provide an overview of the fiscal year 2006's third quarter and nine month financial performance, business highlights, and outlook for the year. You are invited to listen to the live webcast of our conference call or a recording at our website, www.woodward.com. You may also listen to the call by dialing 1-866-835-8903 (domestic) or 1-703-639-1410 (international). Participants should call prior to the start time to allow for registration; the Conference ID is 937853. An audio replay will be available by telephone from 10:30 a.m. CT on July 26 until 11:59 p.m. CT on July 28, 2006. The telephone number to access the replay is 1-888-266-2081 (domestic) or 1-703-925-2533 (international), reference access code 937853.

About Woodward

Woodward is the world's largest independent designer, manufacturer, and service provider of energy control solutions for aircraft engines, industrial engines and turbines, and power generation and mobile industrial equipment. The company's innovative control, fuel delivery, and combustion systems help customers worldwide operate cleaner, more reliable, and cost effective equipment. Woodward is headquartered in Rockford, Illinois, and serves global power generation, transportation, process industries, and aerospace markets from locations worldwide. Woodward is now listed in the new NASDAQ Global Select Market. Visit our website at www.woodward.com.

The statements in this release concerning the company's future sales, earnings, business performance, prospects, and the economy in general reflect current expectations and are forward-looking statements that involve risks and uncertainties. Actual results could differ materially from projections or any other forward-looking statement and we have no obligation to update our forward-looking statements. Factors that could affect performance and could cause actual results to differ materially from projections and forward-looking statements are described in Woodward's Annual Report and Form 10-K for the year ended September 30, 2005 and Form 10-Q for the quarter ended June 30, 2006, expected to be available by mid-August 2006.

Woodward Governor Company and Subsidiaries
CONSOLIDATED STATEMENTS OF EARNINGS

                                  Three months ended    Nine months ended
                                      June 30,              June 30,
 (Unaudited - in thousands      --------------------  --------------------
  except per share amounts)       2006       2005       2006       2005
                                ---------  ---------  ---------  ---------
Net sales                       $ 217,053  $ 210,252  $ 621,604  $ 610,196
                                ---------  ---------  ---------  ---------
Costs and expenses:
    Cost of goods sold            154,089    158,867    448,055    459,660
    Sales, general, and
     administrative expenses       23,234     19,427     69,548     57,683
    Research and development
     costs                         16,793     12,811     41,772     35,106
    Amortization of intangible
     assets                         1,717      1,770      5,230      5,326
    Curtailment gain                    -     (7,825)         -     (7,825)
    Interest expense                1,299      1,461      3,901      4,355
    Interest income                  (754)      (478)    (1,995)    (1,515)
    Other income                   (1,072)    (1,947)    (3,263)    (8,318)
    Other expense                     168        678        481        906
                                ---------  ---------  ---------  ---------
    Total costs and expenses      195,474    184,764    563,729    545,378
                                ---------  ---------  ---------  ---------
Earnings before income taxes       21,579     25,488     57,875     64,818
Income taxes                       (7,339)     5,742      5,064     20,098
                                ---------  ---------  ---------  ---------
Net earnings                    $  28,918  $  19,746  $  52,811  $  44,720
                                =========  =========  =========  =========

Per share amounts:
Basic                           $    0.84  $    0.58  $    1.53  $    1.31
Diluted                         $    0.82  $    0.56  $    1.50  $    1.28
                                =========  =========  =========  =========

Weighted-average number of
 shares outstanding:
Basic                              34,410     34,269     34,421     34,140
Diluted                            35,254     35,190     35,268     35,058
                                =========  =========  =========  =========

Woodward Governor Company and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS

                                               At June 30, At September 30,
 (Unaudited - in thousands)                         2006         2005
                                                 ---------    ---------
Assets
   Current assets:
     Cash and cash equivalents                   $  66,938    $  84,597
     Accounts receivable                           109,930      107,403
     Inventories                                   157,623      149,336
     Income taxes receivable                         2,897        5,330
     Deferred income taxes                          21,261       18,700
     Other current assets                            5,230        4,207
                                                 ---------    ---------
       Total current assets                        363,879      369,573
   Property, plant, and equipment-net              117,066      114,787
   Goodwill                                        131,748      131,035
   Other intangibles-net                            73,427       78,564
   Deferred income taxes                            12,469        2,310
   Other assets                                      8,657        9,197
                                                 ---------    ---------
Total assets                                     $ 707,246    $ 705,466
                                                 =========    =========

Liabilities and shareholders' equity
   Current liabilities:
     Short-term borrowings                       $       -    $   8,419
     Current portion of long-term debt              14,590       14,426
     Accounts payable                               36,705       37,015
     Accrued liabilities                            57,672       68,647
                                                 ---------    ---------
       Total current liabilities                   108,967      128,507
   Long-term debt, less current portion             59,402       72,942
   Other liabilities                                69,595       71,548
                                                 ---------    ---------
   Total liabilities                               237,964      272,997
   Shareholders' equity                            469,282      432,469
                                                 ---------    ---------
Total liabilities and shareholders' equity       $ 707,246    $ 705,466
                                                 =========    =========

Woodward Governor Company and Subsidiaries
OTHER SELECTED INFORMATION

                                 Three Months Ended    Nine Months Ended
                                       June 30,             June 30,
                                --------------------  --------------------
(Unaudited - in thousands)        2006       2005       2006       2005
                                ---------  ---------  ---------  ---------
External net sales:
   Industrial Controls          $ 137,930  $ 136,592  $ 394,419  $ 394,978
   Aircraft Engine Systems         79,123     73,660    227,185    215,218

Segment earnings:
   Industrial Controls             16,406      9,469     41,058     24,619
   Aircraft Engine Systems         14,753     14,321     45,619     48,555

Earnings reconciliation:
   Total segment earnings          31,159     23,790     86,677     73,174
   Curtailment gain                     -      7,825          -      7,825
   Nonsegment expenses             (9,035)    (5,144)   (26,896)   (13,341)
   Interest expense and income,
    net                              (545)      (983)    (1,906)    (2,840)
                                ---------  ---------  ---------  ---------
   Consolidated earnings before
    income tax                  $  21,579  $  25,488  $  57,875  $  64,818
                                =========  =========  =========  =========

Workforce management costs:
   Member termination benefits  $       -  $     469  $      70  $   1,341
   Related costs of facility
    consolidation                       -        943          -        943
   Member termination benefits
    adjustments                         -        (83)         -     (2,198)
                                ---------  ---------  ---------  ---------
   Total workforce management
    costs                       $       -  $   1,329  $      70  $      86
                                =========  =========  =========  =========

Capital expenditures            $   6,679  $   6,639  $  19,661  $  16,325

Depreciation expense                5,871      5,794     17,110     18,960
                                =========  =========  =========  =========

CONTACT:
Robert F. Weber, Jr.
Chief Financial Officer and Treasurer
970-498-3112

Woodward Governor Company
5001 North Second Street
P.O. Box 7001
Rockford, IL 61125-7001
Tel: 815-877-7441
Fax: 815-639-6050